Exhibit 10(d)

Amendment to the Wachovia Corporation Savings Restoration Plan

The Wachovia Corporation Savings Restoration Plan (the “SRP”) is amended effective July 1, 2023 as follows:

Section 10.3 is amended to read in full as follows:

10.3 Amendment or Termination. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time amend this Plan in any manner. Notwithstanding the foregoing, the Plan Administrator shall have the authority to amend the Plan to effectuate its authority to operate and administer the Plan in accordance with Section 8.1. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time suspend or terminate this Plan subject to the requirements of Code section 409A regarding plan terminations including the timing of distributions in the event of plan termination. Except for any modifications or amendments as may be otherwise required as a result of changes to the tax laws, ERISA and the regulations applicable to the Plan or to comply with Code section 409A, no such plan amendment or plan termination shall adversely affect the benefits accrued immediately prior to the effective date of such amendment or termination.

Except as herein expressly amended, all the terms and provisions of the SRP shall continue in full force and effect.